FIFTH AMENDMENT

TO THE FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIFTH AMENDMENT dated as of February 27, 2013, to the Fund Administration Servicing Agreement (the “Agreement”) dated as of March 25, 2010, as amended August 25, 2010, August 25, 2011, December 9, 2011 and November 16, 2012, is entered into by and between DOUBLELINE FUNDS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the term of the Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Section 10. Term of Agreement; Amendment shall be superseded and replaced with the following Section 10.

10. Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect through December 31, 2013. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

(signatures on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

DOUBLELINE FUNDS TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Ronald R. Redell	By:	/s/ Michael R. McVoy
Name:	Ronald R. Redell	Name:	Michael R. McVoy
Title:	President	Title:	Executive Vice President

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